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                                                                    Exhibit 8.2



                                 May 15, 1998


Dresser Industries, Inc.
2001 Ross Avenue
Dallas, TX 75201

Ladies and Gentlemen:

        You have requested our opinion regarding certain federal income tax consequences of the merger (the "Merger") of Halliburton N.C., Inc. ("Sub"), a Delaware corporation and direct wholly-owned subsidiary of Halliburton Company, a Delaware corporation ("Parent"), with and into Dresser Industries, Inc, a Delaware corporation (the "Company").

        In formulating our opinion, we examined such documents as we deemed appropriate, including the Agreement and Plan of Merger dated as of February 25, 1998 (the "Merger Agreement"), among Parent, Sub and the Company, the Proxy Statement (the "Proxy Statement") filed by Parent and the Company with the Securities and Exchange Commission (the "SEC") and the Registration Statement on
Form S-4, as filed by Parent with the SEC on                 , 1998, in which
the Proxy Statement is included as a prospectus (with all amendments thereto, the "Registration Statement"). In addition, we have obtained such additional information as we deemed relevant and necessary through consultation with various officers and representatives of Parent and the Company.

        Our opinion set forth below assumes (1) the accuracy of the statements and facts concerning the Merger set forth in the Merger Agreement, the Proxy Statement and the Registration Statement, (2) the consummation of the Merger in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement, the Proxy Statement and the Registration Statement, and (3) the accuracy of (i) the representations made by Parent which are set forth in the Certificate delivered to us by Parent, dated the date hereof; and (ii) the representations
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Dresser Industries, Inc.
May 15, 1998
Page 2


made by the Company which are set forth in the Certificate delivered to us by the Company, dated the date hereof.

        Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth above, we are of the opinion that for federal income tax purposes:

        1.  The Merger will constitute a reorganization within the meaning of
            Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

        2. Each of Parent, Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code.

        3. No gain or loss will be recognized by the stockholders of the Company upon the receipt of shares of Parent common stock in exchange for shares of Company common stock pursuant to the Merger except with respect to any cash received in lieu of fractional share interests.

        Our opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinions set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

                                        Very truly yours,



                                        WEIL, GOTSHAL & MANGES LLP